Exhibit 99.1

Willis Group Reports First Quarter 2012 Results

NEW YORK--(BUSINESS WIRE)--April 26, 2012--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter ended March 31, 2012.

Highlights of the quarter ended March 31, 2012 include:

  Reported earnings per diluted share from continuing operations of $1.28 compared to $0.20 in first quarter of 2011; adjusted earnings per diluted share from continuing operations of $1.32 compared to $1.29 in year ago quarter;
  Reported commissions and fees increased 1% compared with the first quarter of 2011;
  Organic growth in commissions and fees of 2%; 3% excluding Loan Protector results;
  Reported operating margin of 31.3% compared to 23.7% in first quarter of 2011; adjusted operating margin of 32.6% compared to 33.0% in year ago quarter;
  Launched $100 million share repurchase plan.

“Across Willis Group, we generated two percent organic growth in the quarter with only minimal rate tailwind,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Growth at Willis this quarter was led by the Global segment, which continues to do very well. The International segment reported strong results despite uneven economic conditions in many of the larger markets in which we operate. And the North America segment also provided positive organic growth, excluding the results from our Loan Protector unit, helped by retention that is returning to normal levels. Across the board, our associates around the world are squarely focused on growing the business – and their efforts are reflected in this quarter’s results,” Plumeri added.

First Quarter 2012 Financial Results

Reported net income from continuing operations for the quarter ended March 31, 2012 was $225 million, or $1.28 per diluted share, compared with $35 million, or $0.20 per diluted share, in the same period a year ago. Reported net income in the first quarter of 2012 was impacted by a $13 million charge for write-off of uncollectible accounts receivable together with associated legal fees related to previously disclosed fraudulent activity in a stand-alone North American business. Reported net income in the first quarter of 2011 was impacted by a $97 million charge related to the 2011 operational review, $171 million make-whole amounts related to the repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, and a $4 million gain on disposal of operations.

Adjusted net income from continuing operations (which excludes the after-tax impact of those items discussed above) for the quarter ended March 31, 2012 was $233 million, or $1.32 per diluted share, compared with $224 million, or $1.29 per diluted share, in the same period a year ago. Foreign currency movements decreased earnings by $0.02 per diluted share in the first quarter of 2012 compared with the first quarter of 2011.

Total reported revenues for the quarter ended March 31, 2012 were $1,013 million compared with $1,007 million for the same period last year, an increase of 1%.

Total commissions and fees were $1,005 million in the first quarter of 2012, up from $999 million in the prior year quarter. Foreign currency movements negatively impacted reported commissions and fees by 1% compared with the prior year period. Organic commissions and fees increased 2% in the first quarter of 2012 compared with the first quarter of 2011. Loan Protector (a non-core business within the North America segment) had a negative impact on organic growth in the first quarter of 2012. Excluding the impact of Loan Protector, organic commissions and fees grew 3%.

Investment income was $5 million in the first quarter of 2012, compared to $8 million in the first quarter of 2011 primarily due to declining net yields on cash and cash equivalents.

North America Segment

Reported commissions and fees in the North America segment declined by 3% compared to the first quarter of 2011 while organic commission and fees declined by 2% in the same period. Organic commission and fee growth was negatively impacted by the continued weakness in the Loan Protector business. Excluding Loan Protector results from both periods, organic commissions and fees grew 1% compared to the first quarter of 2011. Premium rates in the segment increased period over period, while exposure levels declined slightly. The North America segment’s operating margin was 23.5% in the first quarter of 2012, compared with 23.7% in the first quarter of 2011. Excluding Loan Protector’s results, from both periods, the North America segment’s operating margin was 22.6% and 21.5% in the first quarters of 2012 and 2011, respectively.

International Segment

The International segment reported 1% growth in commissions and fees compared with the same period in 2011. Unfavorable foreign currency movements had a negative 3% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 4%, driven by growth across all regions other than the UK and the Australasia region. Eastern Europe and Latin America reported strong double-digit growth while Asia reported high single-digit growth. In Europe, the continental business grew low single-digits while the UK business was down mid single-digits, as the region continues to suffer from economic weakness. The International segment’s operating margin was 27.7% in the first quarter of 2012 compared with 29.8% in the year ago period.

Global Segment

The Global segment, which comprises Reinsurance, Global Specialties, Willis Faber & Dumas, and Willis Capital Markets & Advisory, reported 4% growth in commissions and fees in the first quarter of 2012 compared with the first quarter of 2011. Unfavorable foreign currency movements had a negative 1% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 5% compared with the comparable prior year quarter. Organic growth was led by Reinsurance which grew high single-digits, driven by new business growth and an improvement in the rate environment. Willis Faber & Dumas had a positive quarter, with double-digit growth. Global Specialties was down low single-digits.

Strong growth in Marine and Energy was offset by the non-recurrence of the first quarter 2011 $6 million revenue adjustment attributable to a change in accounting within one of the Global Specialty businesses. The Global segment’s operating margin was 48.1% in the first quarter of 2012, compared with 48.9% in the year ago quarter.

Expenses

Reported salaries and benefits were $506 million in the first quarter of 2012, compared with $583 million in the first quarter of 2011, a decrease of 13.2%. Reported salaries and benefits, as a percentage of revenues, were 50.0% in the first quarter of 2012 compared with 57.9% in the first quarter of 2011. Salaries and benefits in the first quarter of 2011 included $82 million related to the 2011 operational review. Excluding the impact of the 2011 operational review charge, first quarter 2011 salaries and benefits as a percentage of revenues was 49.8%.

The Company made $192 million of cash retention payments in the first quarter of 2012 compared with $195 million in the first quarter of 2011. Amortization of cash retention payments was $62 million in the first quarter of 2012 compared with $44 million in the first quarter of 2011. As of March 31, 2012 and December 31, 2011, $334 million and $196 million, respectively, are included in other assets on the balance sheet representing the unamortized portion of cash retention payments.

Reported other operating expenses were $156 million in the first quarter of 2012 compared with $152 million in the first quarter of 2011. Other operating expenses in the first quarter of 2012 include the impact of the $13 million write-off of uncollectible accounts receivable together with associated legal fees, discussed above. Other operating expenses in the first quarter 2011 included $11 million related to the 2011 operational review. Adjusted for the items discussed, other operating expenses as a percentage of revenues were 14.1% in the first quarter of 2012, compared to 14.0% in the year ago quarter.

Operating Margin

Reported operating margin was 31.3% for the first quarter of 2012 compared with 23.7% for the same period of 2011. Adjusted operating margin (adjusted for the expenses discussed above) was 32.6% for the quarter ended March 31, 2012, compared with 33.0% a year ago.

Tax

The tax rate for the quarter ended March 31, 2012 was 24%, compared to 4% for the first quarter of 2011. The tax rate in the first quarter of 2011 reflected the recognition of tax on the $171 million make-whole amounts related to the redemption and repurchase of Senior Notes and write-off of unamortized debt issuance costs in that quarter. After excluding the impact of certain non-recurring items, the effective tax rate for the quarters ended March 31, 2012 and 2011 were 24.5% and 26.0%, respectively.

Debt and Capital

As of March 31, 2012, cash and cash equivalents totaled $464 million and total debt was $2.45 billion. Total equity was $2.70 billion.

Share Buyback

In February 2012 the Company announced its intention to buy back up to $100 million of its common stock during 2012. During the first quarter 2012, Willis repurchased 600,000 shares for approximately $21 million.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.27 per share (an annual rate of $1.08 per share). The dividend is payable on July 13, 2012 to shareholders of record at June 30, 2012.

Outlook and Conclusion

“The results we are posting today are encouraging and are the result of significant effort across all segments of the Company. We have seen, however, that unexpected events, such as Loan Protector’s decline and operational or economic disruptions can significantly affect our business results. With that kind of uncertainty, it does not make sense to offer guidance on future financial results. We are therefore withdrawing the guidance we offered previously and will not provide it going forward. Everyone at the Company will, nonetheless, stay squarely focused on producing the best possible results for our shareholders for the remaining three quarters of the year, and beyond,” said Mr. Plumeri.

Conference Call and Web Cast

A conference call to discuss the first quarter 2012 results will be held on Friday, April 27, 2012, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through May 28, 2012 at 5:00 PM Eastern Time, by calling (800) 944-3451 (domestic) or + 1 (203) 369-3877 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate', ‘believe', ‘estimate', ‘expect', ‘intend', ‘plan', ‘probably', or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone sovereign debt crisis any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to implement and realize anticipated benefits of the 2011 Operational Review or any revenue generating initiatives;
  the volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Employee Benefit areas of our retail brokerage business;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  our ability to retain key employees and clients and attract new business;
  the timing and ability to carry out share repurchases and redemptions;
  the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  the impairment of the goodwill of one of our reporting units, in which case we may be required to record significant charges to earnings;
  our ability to receive dividends or other distributions in needed amounts from our subsidiaries;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including our Loan Protector operations) can have on our financial results;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2011 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended March 31,
	2012	2011
Revenues
Commissions and fees	$1,005	$999
Investment income	5	8
Other income	3	-
Total revenues	1,013	1,007
Expenses
Salaries and benefits (including share-based compensation of $9 million, $14 million)	506	583
Other operating expenses	156	152
Depreciation expense	19	20
Amortization of intangible assets	15	17
Net gain on disposal of operations	-	(4)
Total expenses	696	768
Operating Income	317	239
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	171
Interest expense	32	40
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	285	28
Income taxes	68	1
Income from Continuing Operations before Interest in Earnings of Associates	217	27
Interest in earnings of associates, net of tax	15	16
Income from Continuing Operations	232	43
Discontinued Operations, net of tax	-	(1)
Net Income	232	42
Net income attributable to noncontrolling interests	(7)	(8)
Net Income attributable to Willis Group Holdings plc	$225	$34

Amounts attributable to Willis Group Holdings plc shareholder
Income from Continuing Operations, net of tax	$225	$35
Income from Discontinued Operations, net of tax	-	(1)
Net income attributable to Willis Group Holdings plc	$225	$34

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended March 31,
	2012	2011
Earnings per Share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$1.29	$0.20
Discontinued Operations	-	-
Net income attributable to Willis Group Holdings plc shareholders	$1.29	$0.20
Diluted Earnings per Share:
Continuing Operations	$1.28	$0.20
Discontinued Operations	-	-
Net income attributable to Willis Group Holdings plc shareholders	$1.28	$0.20
Average Number of Shares Outstanding:
- Basic	174	171
- Diluted	176	174
Shares Issued as of March 31 (thousands)	173,697	171,718

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	March 31, 2012	December 31, 2011
Current Assets
Cash & cash equivalents	$464	$436
Accounts receivable, net	1,009	910
Fiduciary assets	10,368	9,338
Deferred tax assets	51	44
Other current assets	325	259
Total current assets	12,217	10,987

Non-current Assets
Fixed assets, net	426	406
Goodwill	3,306	3,295
Other intangible assets, net	406	420
Investments in associates	187	170
Deferred tax assets	24	22
Pension benefits asset	170	145
Other non-current assets	353	283
Total non-current assets	4,872	4,741
Total Assets	$17,089	$15,728

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$10,368	$9,338
Deferred revenue and accrued expenses	285	320
Income taxes payable	62	15
Short-term debt and current portion of long term debt	17	15
Deferred tax liabilities	25	26
Other current liabilities	338	282
Total current liabilities	11,095	9,996

Non-current Liabilities
Long-term debt	2,435	2,354
Liability for pension benefits	261	270
Deferred tax liabilities	47	32
Provision for liabilities	182	196
Other non-current liabilities	367	363
Total non-current liabilities	3,292	3,215
Total Liabilities	14,387	13,211

Equity attributable to Willis Group Holdings plc	2,673	2,486
Noncontrolling interests	29	31
Total Equity	2,702	2,517
Total Liabilities and Equity	$17,089	$15,728

WILLIS GROUP HOLDINGS plc SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

As a result of the disproportionate impact of the non-core Loan Protector business, we have also provided organic commission and fee growth information in the release for both the Company and the North America segment excluding Loan Protector.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2.	Analysis of Commissions and Fees

The following table reconciles organic commissions and fees growth by business unit to the percentage change in reported commissions and fees for the three months ended March 31, 2012:

	Three months ended March 31,			Change attributable to
							Organic
				Foreign	Acquisitions		commissions
			%	currency	and		and fees
	2012	2011	Change	translation	disposals		growth (a)
Global	$370	$357	4%	(1)%	-%		5%
North America	346	356	(3)%	-%	(1)%	(b)	(2)%
International	289	286	1%	(3)%	-%		4%
Commissions and fees	$1,005	$999	1%	(1)%	-%		2%

(a)	Organic commission and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $1 million in the first quarter of 2012 compared with $4 million in the first quarter of 2011.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

3.	Cash Retention Awards

The Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
	2012	2011

Cash retention awards made	$192	$195

Amortization of cash awards (included in Salaries and benefits)	$62	$44

Unamortized cash retention awards (included in other assets)	$334	$328

4.	Adjusted Operating Income

The following table reconciles adjusted operating income to operating income, the most directly comparable GAAP measure, for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
	2012	2011	% Change
Operating Income	$317	$239	33%
Excluding:
Write-off of uncollectible accounts receivable and legal fees(a)	13	-
2011 operational review charge (b)	-	97
Gain on disposal of operations	-	(4)

Adjusted Operating Income	$330	$332	(1)%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	(31.3%)	(23.7%)
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	(32.6%)	(33.0%)

(a)	Write-off of an uncollectible accounts receivable balance, together with associated legal fees, related to fraudulent overstatement of Commissions and Fees from the years 2004 to 2011, in a stand-alone North American business.

(b)	Charge relating to the 2011 Operational Review, including $48 million of severance costs relating to the elimination of approximately 450 positions in the first quarter of 2011.

5.	Adjusted Net Income

The following table reconciles adjusted net income to net income, the most directly comparable GAAP measure, for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2012	2011	% Change	2012	2011	% Change
Net Income from Continuing Operations attributable to Willis Group Holdings plc	$225	$35	543%	$1.28	$0.20	540%

Excluding:
Write-off of uncollectible accounts receivable balance and legal fees, net of tax ($5, $nil) (a)	8	-		0.04	-
2011 operational review charge, net of tax ($nil, $28) (b)	-	69		-	0.40
Gain on disposal of operations, net of tax ($nil, $nil)	-	(4)		-	(0.02)
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($nil, $47)	-	124		-	0.71

Adjusted Net Income	$233	$224	4%	$1.32	$1.29	2%

Diluted shares outstanding, GAAP basis	176	174

(a)	Write-off of an uncollectible accounts receivable balance, together with associated legal fees, related to fraudulent overstatement of Commissions and Fees from the years 2004 to 2011, in a stand-alone North American business.

(b)	Charge relating to the 2011 Operational Review, including $48 million of severance costs relating to the elimination of approximately 450 positions.

6. Condensed Consolidated Income Statements by Quarter

	2011					2012
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$999	$852	$753	$810	$3,414	$1,005
Investment income	8	8	7	8	31	5
Other income	-	1	-	1	2	3
Total Revenues	1,007	861	760	819	3,447	1,013
Expenses
Salaries and benefits	583	505	489	510	2,087	506
Other operating expenses	152	164	146	194	656	156
Depreciation expense	20	19	17	18	74	19
Amortization of intangible assets	17	17	18	16	68	15
Net gain on disposal of operations	(4)	-	-	-	(4)	-
Total Expenses	768	705	670	738	2,881	696
Operating Income	239	156	90	81	566	317
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	171	-	-	-	171	-
Interest expense	40	34	38	44	156	32
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	28	122	52	37	239	285
Income tax charge/(credit)	1	31	2	(2)	32	68
Income from Continuing Operations before Interest in Earnings of Associates	27	91	50	39	207	217
Interest in earnings of associates, net of tax	16	(3)	10	(11)	12	15
Income from Continuing Operations	43	88	60	28	219	232
Discontinued operations, net of tax	(1)	1	-	1	1	-
Net Income	42	89	60	29	220	232
Net income attributable to non-controlling interests	(8)	(4)	-	(4)	(16)	(7)
Net Income attributable to Willis Group Holdings plc	$34	$85	$60	$25	$204	$225
Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$0.20	$0.48	$0.34	$0.14	$1.15	$1.28
Average Number of Shares Outstanding
- Diluted	174	176	176	176	176	176

7. Segment Information by Quarter

	2011						2012
	Q1	Q2	Q3	Q4		FY	Q1
Commissions and Fees
Global	$357	$269	$234	$213		$1,073	$370
North America	356	326	316	316	(b)	1,314	346
International	286	257	203	281		1,027	289
Total Commissions and Fees	$999	$852	$753	$810	(b)	$3,414	$1,005

Total Revenues
Global	$360	$272	$235	$215		$1,082	$372
North America(a)	358	328	318	319	(b)	1,323	349
International	289	261	207	285		1,042	292
Total Revenues	$1,007	$861	$760	$819	(b)	$3,447	$1,013

Operating Income
Global	$176	$88	$53	$35		$352	$179
North America	85	61	62	63	(b)	271	82
International	86	56	4	75		221	81
Corporate and Other (c)	(108)	(49)	(29)	(92)		(278)	(25)
Total Operating Income	$239	$156	$90	$81	(b)	$566	$317

Organic Commissions and Fees Growth
Global	8%	3%	9%	6%		7%	5%
North America	(1)%	-%	(4)%	(9)%	(b)	(4)%	(2)%
International	6%	6%	5%	2%		5%	4%
Total Organic Commissions and Fees Growth	4%	3%	2%	(2)%	(b)	2%	2%

Operating Margin
Global	48.9%	32.4%	22.6%	16.3%		32.5%	48.1%
North America	23.7%	18.6%	19.5%	19.7%	(b)	20.5%	23.5%
International	29.8%	21.5%	1.9%	26.3%		21.2%	27.7%
Total Operating Margin	23.7%	18.1%	11.8%	9.9%	(b)	16.4%	31.3%

(a)	Total Revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise on the sale of books of business.

(b)	North America fourth quarter 2011 results include the reversal of $6 million of Commissions and Fees and the reversal of $2 million of Salary and Benefits related to the fraudulent activity in a stand-alone North American business, as disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission in February, 2012.

(c)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, and write-off of uncollectible accounts receivable and associated legal fees, related to fraudulent activity in a stand-alone North American business. Additionally, in 2011, Corporate and Other included the 2011 Operational Review charge.

CONTACT:
Willis Group Holdings plc
Investors:
Peter Poillon, 212-915-8084
peter.poillon@willis.com
or
Media:
Miles Russell, +44 203 124-7446
miles.russell@willis.com